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                                 EXHIBIT 4.3


             CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                      OF SERIES A REDEEMABLE CUMULATIVE
                        CONVERTIBLE PREFERRED STOCK OF
                           BIOLASE TECHNOLOGY, INC.













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                                                                    Exhibit 4.3


                                 CERTIFICATE OF
                    DESIGNATIONS, PREFERENCES AND RIGHTS OF
        SERIES A 6% REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK OF

                            BIOLASE TECHNOLOGY, INC.


     Pursuant to Section 151 of the General Corporation Law of the State of
Delaware:

     BIOLASE TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article THIRD of its Restated Certificate of Incorporation, and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its $.001 par value Preferred Stock designated as Series A 6% Redeemable Cumulative Convertible Preferred Stock:

     RESOLVED, that a series of the class of authorized $.001 par value Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.  Designation and Amount.

     The shares of such series shall be designated as "Series A 6% Redeemable Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be one hundred (100).

     Section 2.  Dividends and Distributions.

     The holders of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor cash dividends at the quarterly rate of Seven Hundred Fifty Dollars ($750) per share, and no more. Such dividends shall be cumulative, shall accrue on each share of Series A Preferred Stock from the date of issuance thereof, whether or not earned or declared by the Board of Directors, and shall be payable, on the last business day of each calendar quarter in each year (each such date being referred to herein as a "Quarterly Dividend Accrual Date"), commencing December 31, 1996. Dividends payable on shares of Series A Preferred Stock for any period less than a full calendar quarter shall be computed on the basis of the actual number of days elapsed and a ninety (90) day quarter.


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     No dividends or other distributions shall be made with respect to the
Common Stock or any other stock of the Corporation ranking junior with respect to the payment of dividends to the Series A Preferred Stock until cumulative dividends on the Series A Preferred Stock for all past dividend periods shall have been declared and paid or set aside for payment.

     Section 3.  Voting Rights.

     Except as otherwise required by law, the holder of each share of Series A Preferred Stock shall have one vote with respect to such share, and such votes shall be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class.

     Section 4.  Reacquired Shares.

     Any shares of the Series A Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly upon the acquisition thereof and upon their retirement shall return to the status of authorized but unissued shares of $.001 par value Preferred Stock.

     Section 5.  Liquidation, Dissolution or Winding Up.

     In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the Corporation, subject to the prior preferences and other rights of any stock ranking senior to the Series A Preferred Stock, but before any distribution or payment shall be made to the holders of stock ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to be paid with respect to each share of Series A Preferred Stock the sum of (A) Fifty Thousand Dollars ($50,000) and (B) an amount equal to the difference calculated by subtracting (i) all dividends paid on such share of Series A Preferred Stock since the issuance of such share from (ii) six percent (6%) per annum on Fifty Thousand Dollars ($50,000) for the period from the date of issuance of such share of Series A Preferred Stock through the date on which such liquidation, dissolution or other winding up of the Corporation is finally determined and no more, and in particular no further payment shall be made in respect of any dividends previously accrued or declared but not yet paid. Such payment shall be made in cash or property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall

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have been made to the holders of the Series A Preferred Stock of all amounts to which such holders shall be entitled and if payment shall have been made in full to the holders of any stock ranking senior to or on a parity with the Series A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of stock ranking junior to the Series A Preferred Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock and of any stock on a parity therewith shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any stock ranking senior to the Series A Preferred Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series A Preferred Stock and of any stock on a parity therewith, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation, nor the sale of all or substantially all of the assets of the Corporation to another corporation, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 5.

     In the case of a proposed voluntary liquidation, dissolution or other winding up of the Corporation, the Corporation shall mail at least thirty (30) days before such voluntary liquidation, dissolution or other winding up of the Corporation is finally determined a notice to each holder of record of shares of Series A Preferred Stock, addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. Such notice shall include (i) a description of the proposed voluntary liquidation, dissolution or other winding up of the Corporation and (ii) an statement of the date on which a final determination with respect thereto is anticipated.

     Section 6.  Conversion.

     The Series A Preferred Stock shall be convertible into Common Stock as follows:

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     (A) Optional Conversion. Subject to and upon compliance with the provisions of this Section 6, the holder of any shares of Series A Preferred Stock shall have the right at such holder's option, at any time or from time to time during the first thirty (30) days following the initial issuance of shares of Series A Preferred Stock but only during said thirty (30) day period, to convert any share of Series A Preferred Stock into eighteen thousand one hundred eighty-two (18,182) fully paid and nonassessable shares of Common Stock upon the terms hereinafter set forth.

     In addition, subject to and upon compliance with the provisions of this
Section 6 the holder of any shares of Series A Preferred Stock shall have the right at such holder's option, at any time or from time to time on and after the ninetieth (90th) day following the initial issuance of shares of Series A Preferred Stock but not before the ninetieth (90th) day following such initial issuance, to convert any shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the Conversion Price (as hereinafter defined) in effect on the Conversion Date (as hereinafter defined) upon the terms hereinafter set forth.

     (B) Automatic Conversion. Each share of Series A Preferred Stock then outstanding shall automatically be converted on the second (2nd) anniversary of the initial issuance of shares of Series A Preferred Stock, without any further act of the Corporation or the holders thereof, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect.

     In addition, in the event (i) the Corporation has entered into a letter of intent or agreement, conditional or unconditional, with one or more broker-dealers with a view towards an underwritten public offering of Common Stock or other securities of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (ii) such letter of intent or agreement has not been terminated or suspended and remains in force and effect, then the Corporation at the option of the Board of Directors of the Corporation may effect the automatic conversion of all outstanding shares of Series A Preferred Stock on the date that the Board of Directors takes such action effecting automatic conversion. Upon the automatic conversion of outstanding shares of Series A Preferred Stock, the Corporation shall forthwith mail a notice to each holder of record of shares of Series A Preferred Stock, addressed to the holder at the address of such holder appearing on the books of the

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Corporation or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. The notice shall include (i) the class of shares automatically converted, (ii) the Conversion Date on which the shares of Series A Preferred Stock were automatically converted, (iii) the Conversion Price in effect on such Conversion Date and
(iv) the procedure to be followed to obtain the shares of Common Stock into which such shares of Series A Preferred Stock have been automatically converted.

     (C) Conversion Price. Commencing on the ninetieth (90th) day following the initial issuance of shares of Series A Preferred Stock, each share of Series A Preferred Stock shall be convertible into a number of shares of Common Stock equal to the quotient determined by dividing (i) the sum of (a) Fifty Thousand Dollars ($50,000) and (b) an amount equal to the difference calculated by subtracting (x) all dividends paid on the share of Series A Preferred Stock being converted since the issuance of such share from (y) six percent (6%) per annum on Fifty Thousand Dollars ($50,000) for the period from the date of issuance of such share of Series A Preferred Stock through the Conversion Date by (ii) the Conversion Price in effect on the Conversion Date. The "Conversion Price" at which shares of Common Stock shall be so issuable upon conversion of shares of Series A Preferred Stock shall be equal to eighty percent (80%) of the average closing price of the Common Stock in the principal market in which it is then traded, as determined by the Corporation's Board of Directors but if then traded on a national securities exchange, the Nasdaq National Market System or the Nasdaq SmallCap Market one of such markets must be determined to be such principal market, for the five (5) trading days immediately preceding, but not including, the Conversion Date; provided, however, that in no event shall the Conversion Price either (a) exceed the one hundred thirty percent (130%) of the average closing price of Common Stock in the principal market in which it is then traded, as determined by the Corporation's Board of Directors, for the five
(5) trading days preceding, but not including, the date of the initial issuance of shares of Series A Preferred Stock (the "Closing Average Price") or (b) be less than the greater of (I) seventy percent (70%) of the Closing Average Price and (II) Two Dollars ($2.00).

     (D) Mechanics of Conversion. The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in Section 6(A) by surrendering to the Corporation or any transfer agent of the Corporation for the Series A


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Preferred Stock the certificate or certificates for the shares to be converted, accompanied by written notice, in a form designated by the Corporation and available to such holder at the principal executive offices of the Corporation, specifying the number of shares to be converted and providing representations regarding compliance with applicable securities laws and regulations. Upon the occurrence of an event specified in Section 6(B), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Corporation or the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or such transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock deemed converted are delivered either to the Corporation or such transfer agent. Conversion shall be deemed to have been effected on the date when such written notice of an election to convert (in the form designated by the Corporation) and certificates for the shares to be converted are received by the Corporation or such transfer agent or on a date specified in Section 6(B), as the case may be, and such date is referred to herein as the "Conversion Date". As promptly as practicable thereafter (and after surrender of the certificate or certificates representing the shares of Series A Preferred Stock so being converted to the Corporation or such transfer agent in the case of conversions pursuant to Section 6(B)), the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 6(E) hereof. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section 6(A) hereof), the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.


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     (E) Fractional Shares. No fractional shares of Common stock or scrip shall be issued upon conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Conversion Price.

     (F) Conversion Adjustments. The number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                (i) If the Corporation shall (a) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock; (b) subdivide or reclassify the outstanding Common Stock into a greater number of shares, or (c) combine or reclassify the outstanding Common Stock into a smaller number of shares and such event shall have a record date during a period over which the Conversion Price is being calculated, the closing price of a share of Common Stock prior to such record date shall be proportionately adjusted so that it applies to the number of shares of Common Stock which such share would have represented had such record date occurred immediately prior to the period over which the Conversion Price is being calculated.

                (ii) In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall, after the date of such consolidation, merger, sale, lease or conveyance, be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Series A Preferred Stock shall be appropriately adjusted so as


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to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series A Preferred Stock.

                (iii) All calculations under this Section 6(F) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

     Section 7.  Redemption.

                (A) Conditions to Redemption. At any time on or after the one hundred eightieth (180th) day following the initial issuance of shares of Series A Preferred Stock, the shares of Series A Preferred Stock are subject to redemption, out of funds legally available therefor, in whole or from time to time in part, at the option of the Board of Directors of the Corporation.

                (B) Redemption Price. The redemption price per share of Series A Preferred Stock shall be the sum, payable in cash, of (A) Sixty Thousand Dollars ($60,000) and (B) an amount equal to the difference calculated by subtracting (i) all dividends paid on such share of Series A Preferred Stock since the issuance of such share from (ii) six percent (6%) per annum on Fifty Thousand Dollars ($50,000) for the period from the date of issuance of such share of Series A Preferred Stock through the date of redemption and no more (the "Redemption Price"), and in particular no further payment shall be made in respect of any dividends previously declared but not yet paid.

                (C) Selection of Shares for Partial Redemption. If only a portion of the then outstanding shares of Series A Preferred Stock is to be redeemed, the redemption shall be carried out prorata or, at the option of the Board of Directors of the Corporation, the shares to be redeemed shall be selected by lot.

                (D) Mechanics of Redemption. Promptly following the determination to redeem all or a portion of the outstanding shares of the Series A Preferred Stock is made, the Corporation shall mail a notice of redemption to each holder of record of shares of Series A Preferred Stock so to be redeemed, addressed to the holder at the address of such holder appearing on the books of the Corporation or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is locate. Such notice shall be

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given not later than twenty-eight (28) days prior to the date fixed for redemption. The notice shall include (i) the class of shares or the part of the class of shares to be redeemed, (ii) the date fixed for redemption, (iii) the Redemption Price or the formula for determining the Redemption Price, and
(iv) the place at which the shareholders may obtain payment of the Redemption Price upon surrender of their share certificates.

     On the date fixed for the redemption, the shares of Series A Preferred Stock called for redemption shall no longer be outstanding, and the holders thereof shall cease to be shareholders of the Corporation with respect to the shares so redeemed on the date fixed for redemption and shall be entitled thereafter only to receive the Redemption Price without interest upon surrender of the share certificate or certificates representing the shares so redeemed.

     Section 8.  Exclusion of Other Rights.

     Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Restated Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

     IN WITNESS WHEREOF, BIOLASE TECHNOLOGY, INC. has caused this CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A 6% REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK to be duly executed by its Vice President and Secretary, and has caused its corporate seal to be affixed thereto this 20th day of September, 1996.

                                            BIOLASE TECHNOLOGY, INC.


                                            By: /s/ Stephen R. Tartamella
                                               --------------------------
                                                   Stephen R. Tartamella
                                               Vice President & Secretary


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